Exhibit 3-a
                              STATE OF DELAWARE

                           CERTIFICATE OF AMENDMENT
                       OF CERTIFICATE OF INCORPORATION
                                      OF
                          DICKIE WALKER MARINE, INC.


Dickie Walker Marine, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL") does hereby certify:

FIRST: That by written consent in lieu of meeting dated June 9, 2006, the Board of Directors of the Corporation duly adopted a resolution setting forth proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling for the approval of the amendments by the stockholders. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended as follows:

By changing Article First thereof so that, as amended, said Article shall be and read as follows:

     FIRST: Name. The name of the Corporation is China Stationery and Office Supply, Inc.

By changing Article FIFTH thereof so that, as amended, said Article shall be and read as follows:

     FIFTH: Authorized Shares. The Corporation is authorized to issue 50,000,000 shares of Common Stock, $.001 par value ("Common Stock") and 2,000,000 shares of Preferred Stock, $.001 par value
     ("Preferred Stock").   The board of directors may provide for the
     issuance of the preferred shares in one or more series, and may determine the preferences, limitations and relative rights of each such series, by resolution of the board.

     Part I: Reverse Stock Split. On July 18, 2006 at 6:00 p.m. Eastern Standard Time (the "Effective Time"), a reverse stock split ("Reverse Stock Split") will occur, as a result of which each thirty two (32) issued and outstanding shares of Common Stock of the Corporation ("Old Common Stock") shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into five (5) shares of the Corporation's Common Stock ("New Common Stock"). The Reverse Stock Split will be effected as follows:

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     (a)  Following the Effective Time, each holder of a certificate (s)
          representing outstanding shares of the Corporation's Old Common Stock ("Old Certificate(s)") will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation's transfer agent (the "Agent") for cancellation, a certificate(s) ("New Certificate") representing the number of shares of New Common Stock owned by such stockholder following the Reverse Stock Split.

     (b) From and after the Effective Time, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provision hereof.

     (c) The Corporation will not issue fractional shares. The number of shares to be issued to each stockholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any stockholder would not be a whole number.

     Part II:  Provisions Applicable to All Series of Preferred Stock.

     (a) Shares of Preferred Stock may be issued from time to time in one or more series. The preferences and relative participating, optional and other special rights of each series and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series already outstanding; the terms of each series shall be as specified herein and in the resolution or resolutions hereinafter referred to; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the designations, preferences and relative participating, optional and other special rights, or the qualifications, limitations or restrictions thereof, of such series, including, but without limiting the generality of the foregoing, the following:

          (i) The rate and times at which, and the terms and conditions on which, dividends on the Preferred Stock of such series shall be paid;

         (ii) The right, if any, of holders of Preferred Stock of such series to convert the same into, or exchange the same for, other classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

        (iii) The redemption price or prices and the time at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

         (iv) The rights of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation;
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          (v)  The voting power, if any, of the Preferred Stock of such series; and

         (vi) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series.

     (b) All shares of each series shall be identical in all respects to the other shares of such series. The rights of the Common Stock of the Corporation shall be subject to the preferences and relative participating, optional and other special rights of the Preferred Stock of each series as fixed herein and from time to time by the Board of Directors as aforesaid.


     Part III: Provisions Applicable to Common Stock. Each share of Common Stock shall be equal to each other share of Common Stock, and when issued, shall be fully-paid and non-assessable. Subject to any preferential rights of the holders of Preferred Stock, the holder of Common Stock of the Corporation shall each be entitled to share in any dividends of the Corporation ratably, if, as and when declared by the Board of Directors. Each holder of record of Common Stock shall have one vote for each share of Common Stock outstanding in his name on the books of the Corporation and shall be entitled to vote said stock. Any and all shares of Common Stock may be issued for such consideration as determined from time to time by the Board of Directors. Each holder of Common Stock shall have one vote in respect of each share of such stock held by him.


SECOND: That thereafter, pursuant to resolution of the Board of Directors, stockholders of the Corporation representing the necessary number and class of shares as required by statute, acting by written consent in lieu of meeting in accordance with Section 228 of the GCL, consented to the adoption of said amendments by signing the consent setting forth said amendments and delivered the signed consent to the Corporation as required by the provisions of said Section 228.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 17th day of July, 2006.


                                    DICKIE WALKER MARINE, INC.



                                    By: /s/ Wei Chenghui
                                    --------------------------------
                                    Wei Chenghui
                                    Chief Executive Officer